Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION

ANNOUNCES FIRST QUARTER 2015 RESULTS

MOORESTOWN, NJ – May 11, 2015 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”), today reported results for the first quarter of 2015.

First Quarter 2015 Highlights

•	Generated comprehensive income of approximately $50 thousand, or $0.01 per share for first quarter 2015

•	Generated core earnings of $0.50 per share, or $3.8 million, for first quarter 2015[1]

•	Book value per share was $20.78 as of March 31, 2015

•	Declared dividend of $0.51 per share for first quarter 2015

•	11.6% annualized dividend yield based on March 31, 2015 closing stock price of $17.63 per common share

•	Realized interest income of approximately $6.5 million, $3.2 million of which was generated by the Excess MSR portfolio, compared to realized interest income of $6.0 million in the prior-year period

•	Aggregate portfolio leverage stood at approximately 2.4x as of March 31, 2015

“We are pleased to have produced consistent earnings for a fifth straight quarter in what has been a volatile market environment,” stated Jay Lown, Cherry Hill Mortgage Investment Corporation’s President and Chief Investment Officer. “We remain positive about our long-term opportunity, which will be aided by our recent loan agreement that enables us to obtain leverage on our Excess MSR portfolio. Further, our pending acquisition of Aurora remains on track to close in the second quarter, which will enable us to embark on our previously stated strategy of purchasing full MSRs, allowing us to expand market opportunities and create our own Excess MSRs. We will continue our pursuit of additional opportunities that we believe will generate sustainable attractive risk-adjusted returns for our stockholders.”

Operating Results

Cherry Hill’s reported GAAP net loss was determined based primarily on the following: $5.2 million of net interest income, a net realized gain of $0.3 million on the RMBS portfolio, a net realized loss of $1.2 million on derivatives, a net unrealized loss of $2.5 million on derivatives, a net unrealized loss of $2.8 million on the Excess MSR portfolio, and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of approximately $1.4 million. Cherry Hill reported a GAAP net loss for the first quarter of 2015 of approximately $2.4 million, or $0.32 per basic and diluted weighted average common share outstanding.

[1]

Core Earnings is a non-GAAP financial measure. See “Core Earnings” later in this release for an explanation of how the Company calculates this non-GAAP financial measure and for a reconciliation to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP.

Core earnings, which excludes non-recurring unrealized and realized gains or losses and adjusts for outstanding LTIP units in our operating partnership, for the first quarter of 2015 were $3.8 million, or $0.50 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net income to non-GAAP core earnings, please refer to the reconciliation table accompanying this release.

	Three Months Ended March 31,
	2015[1]	2014[1]
Income
Interest income	$6,472	$6,011
Interest expense	1,235	947

Net interest income	5,237	5,064
Other income (loss)
Realized gain (loss) on RMBS, net	307	(349)
Realized gain (loss) on derivatives, net	(1,242)	(72)
Unrealized gain (loss) on derivatives, net	(2,542)	(3,443)
Unrealized gain (loss) on investments in Excess MSRs	(2,762)	670

Total Income (Loss)	(1,002)	1,870
Expenses
General and administrative expense	721	453
Management fee to affiliate	690	679

Total Expenses	1,411	1,132

Income (Loss) Before Income Taxes	(2,413)	738
Provision for corporate business taxes	21	4

Net Income (Loss)	(2,434)	734
Net (income) loss allocated to noncontrolling interests	22	(4)

Net Income (Loss) Applicable to Common Stockholders	$(2,412)	$730
Net income (Loss) Per Share of Common Stock
Basic	$(0.32)	$0.10
Diluted	$(0.32)	$0.10
Weighted Average Number of Shares of Common Stock Outstanding
Basic	7,509,543	7,502,505
Diluted	7,509,543	7,506,680

The net unrealized gain on the Company’s RMBS portfolio for the first quarter 2015 was approximately $2.5 million.

	Three Months Ended March 31,
	2015[1]	2014[1]
Net income (loss)	$(2,434)	$734
Other comprehensive income (loss):
Net unrealized gain (loss) on RMBS	2,791	3,006
Reclassification of net realized (gain) loss on RMBS in earnings	(307)	349

Other comprehensive income (loss)	2,484	3,355

Comprehensive income (loss)	$50	$4,089
Comprehensive income (loss) attributable to noncontrolling interests	0 [2]	20

Comprehensive income (loss) attributable to common stockholders	$50	$4,069

1.	Unaudited. Dollar amounts in thousands except per share amounts.
2.	de minimis ($458.00 rounds to $0.00).

Portfolio Highlights for the Quarter Ended March 31, 2015

The Company realized interest income from its Excess MSR portfolio of approximately $3.2 million. Carrying value of the Excess MSR portfolio ended the quarter at approximately $84.6 million. Net interest spread for the RMBS portfolio stood at 1.70% and the debt-to-equity ratio on the aggregate portfolio remained low, ending the quarter at approximately 2.4x.

The RMBS portfolio had a book value of approximately $420.5 million and a carrying value of $429.6 million at quarter end March 31, 2015. The portfolio had a weighted average coupon of 3.8% and weighted average maturity of 23 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS, Cherry Hill used interest rate swaps, swaptions, TBAs and treasury futures. At quarter end March 31, 2015, the Company held interest rate swaps with a notional amount of approximately $237 million and swaptions with a notional amount of approximately $105 million.

As of March 31, 2015, Cherry Hill’s GAAP book value was $20.78 per diluted share, a decrease from $21.28 per diluted share as of December 31, 2014.

Dividend

On March 5, 2015, the Board of Directors declared a quarterly dividend of $0.51 per share of common stock for the first quarter of 2015. The dividend was paid in cash on April 28, 2015 to stockholders of record as of the close of business on March 31, 2015.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015 filed with the Securities and Exchange Commission on May 11, 2015. In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of March 31, 2015 and its results of operations for the first quarter of 2015 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-877-407-3982 (from within the U.S.) or 1-201-493-6780 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill First Quarter 2015 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on June 11, 2015 by dialing 1-877-870-5176 (from within the U.S.) or 1-858-384-5517 (from outside of the U.S.); please reference access code “13608055.”

Core Earnings

Core earnings is a non-GAAP financial measure and is defined as GAAP net income (loss) applicable to common stockholders, excluding realized gain (loss) on RMBS, realized gain (loss) on derivatives, unrealized gain (loss) on derivatives and unrealized gain (loss) on investments in Excess MSRs and adjusted to exclude outstanding LTIP units in our operating partnership. Core earnings are provided for purposes of comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with core earnings, in addition to related GAAP financial measures, gives investors greater transparency into the Company’s ongoing operational performance. The concept of core earnings does have significant limitations, including the exclusion of realized and unrealized gains (losses), and may not be comparable to similarly-titled measures of other peers, which may use different calculations. As a result, core earnings should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity.

The following table provides a reconciliation of net income to core earnings for the three months ended March 31, 2015 and 2014, respectively:

	Three Months Ended March 31,
	2015[1]	2014[1]
Net income (loss)	$(2,434)	$734
+ Realized gain (loss) on RMBS, net	(307)	349
+ Realized gain (loss) on derivatives, net	1,242	72
+ Unrealized gain (loss) on derivatives, net	2,542	3,443
+ Unrealized gain (loss) on investments in Excess MSRs	2,762	(670)

Total core earnings:	$3,805	$3,928
Core earnings attributable to noncontrolling interests	(35)	(20)

Core Earnings Attributable to Common Stockholders	$3,770	$3,908
Core Earnings Attributable to Common Stockholders, per Share	$0.50	$0.52

1.	Unaudited. Dollar amounts in thousands except per share amounts.

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States. Cherry Hill Mortgage Investment Corporation is externally managed and advised by Cherry Hill Mortgage Management, LLC, which is an affiliate of Freedom Mortgage Corporation.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, its ability to complete the pending Aurora transaction, its ability to execute on the anticipated strategy of purchasing full MSRs, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:

Cherry Hill Mortgage Investment Corporation

Investor Relations

(877) 870-7005

InvestorRelations@CHMIreit.com